Exhibit 10.24

ZALICUS INC.

Performance-Based Nonstatutory Stock Option

Granted Under the CombinatoRx, Incorporated Amended and Restated 2004 Incentive Plan

1.	GRANT OF OPTION.

This certificate evidences a performance-based nonstatutory stock option (this “Stock Option”) granted by Zalicus Inc., a Delaware corporation (the “Company”), on February 8, 2011 to                      (the “Participant”), pursuant to the CombinatoRx, Incorporated Amended and Restated 2004 Incentive Plan (as from time to time in effect, the “Plan”). Under this Stock Option, the Participant may purchase, in whole or in part, on the terms herein provided, a total of              shares of common stock of the Company (the “Shares”) at $2.65 per Share. The latest date on which this Stock Option, or any part thereof, may be exercised is February 8, 2021 (the “Final Exercise Date”). The Stock Option evidenced by this certificate is intended to be, and is hereby designated, a nonstatutory option, that is, an option that does NOT qualify as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

Subject to the continued Employment of the Participant, this Stock Option will become exercisable (“vest”) prior to the Final Exercise Date, as follows:

(a)        Upon the Vesting Commencement Date (as defined below), this Stock Option shall vest with respect to 25% of the Shares.

(b)        Upon the first anniversary of the Vesting Commencement Date, this Stock Option shall vest with respect to an additional 25% of the Shares.

(c)        Upon the second anniversary of the Vesting Commencement Date, this Stock Option shall vest with respect to an additional 50% of the Shares.

(d)        Notwithstanding the foregoing, upon termination of the Participant’s Employment, any portion of this Stock Option that is not then vested and exercisable will immediately expire and the remainder of this Stock Option will remain exercisable for three months (unless termination of the Participant’s Employment resulted from reasons that in the determination of the Administrator cast such discredit on the Participant as to justify immediate forfeiture of this Stock Option, in which case this entire Stock Option shall immediately expire and no portion thereof shall remain exercisable); provided, that any portion of this Stock Option held by the Participant immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for one year following the Participant’s death; and further provided, that in no event shall any portion of this Stock Option be exercisable after the Final Exercise Date.

(e)        For purposes of this Stock Option, the “Vesting Commencement Date” shall mean the first date on or prior to December 31, 2012 as of which all of the following conditions have been met based on a Phase 2b study for Z102—2.7/360 (“Synavive”), as determined by the Administrator in its reasonable discretion: (i) the efficacy of Synavive compared to placebo is superior on the primary endpoint of the change in the DAS28-CRP score at the 12-week visit from the baseline DAS28-CRP score in a statistically significant manner (the posterior probability that Synavive is superior to placebo is 0.95), (ii) the efficacy of Synavive compared to Prednisolone 2.7 mg is Clinically Important and (iii) the adverse event profile of Synavive is acceptable for further clinical devleopment. If one or more of the conditions in the preceding sentence have not been met on or before December 31, 2012, this Stock Option will not vest and will immediately expire on January 1, 2013. For purposes of this Stock Option, “Clinically Important” shall mean a difference of 0.20 of effect (mean change divided by the standard deviation) or greater on the DAS28-CRP score measured at 12-weeks.

2.	CHANGE OF CONTROL.

(a)        Notwithstanding anything herein to the contrary and notwithstanding the provisions of Section 7(a) of the Plan, this Stock Option shall be deemed vested and exercisable in full on the date upon which the Participant’s Employment with the Company or successor entity terminates if (i) such termination occurs within 12 months following a Change of Control and (ii) such termination is either by the Company without Cause or by the Participant for Good Reason.

(b)        For purposes of this Section 2, the following definitions shall apply:

“Cause” shall mean: (i) the Participant’s conviction of a felony; (ii) the Participant’s willful failure to perform (other than by reason of disability), or gross negligence in the performance of, the Participant’s duties and responsibilities, which failure or negligence continues or remains uncured after 30 days’ written notice to the Participant setting forth in reasonable detail the nature of such failure or negligence; (iii) material breach by the Participant of any provision of any agreement between the Participant and the Company, which breach continues or remains uncured after 30 days’ written notice to the Participant setting forth in reasonable detail the nature of such breach; or (iv) material fraudulent conduct by the Participant with respect to the Company.

A “Change of Control” shall be deemed to have occurred when any of the following events takes place: (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of 50 percent or more of the outstanding common stock of the Company; (ii) a sale, merger or consolidation after which securities possessing more than 50 percent of the total combined voting power of the Company’s outstanding securities have been transferred to or acquired by a Person or Persons different from the Persons who held such percentage of the total combined voting power immediately prior to such transaction; or (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more Persons (other than a wholly owned subsidiary of the Company or a parent company whose stock ownership after the transaction is the same as the Company’s ownership before the transaction). For purposes of this Change of Control definition, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any persons or entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

“Good Reason” shall mean that the Participant has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) the Company materially reducing the scope of the Participant’s duties and responsibilities or materially demoting or reducing the Participant’s authority; (ii) a material change to the Participant’s primary place of employment with the Company, which results in the Company changing the Participant’s primary place of employment to a location that is more than 50 miles from the Participant’s primary place of employment with the Company immediately prior to such change; or (iii) the Company materially reducing the Participant’s base salary. “Good Reason Process” shall mean that (i) the Participant reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Participant notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Participant cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Participant terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

3.	EXERCISE OF STOCK OPTION.

Each election to exercise this Stock Option shall be in writing, signed by the Participant or the Participant’s executor, administrator, or legally appointed representative (in the event of the Participant’s incapacity) or the person or persons to whom this Stock Option is transferred by will or the applicable laws of descent and distribution (collectively, the “Option Holder”), and received by the Company at its principal office, accompanied by this certificate and payment in full as provided in the Plan. Subject to the further terms and conditions provided in the Plan, the purchase price may be paid as follows: (i) by delivery of cash or check acceptable to the Administrator; (ii) through a broker-assisted exercise program acceptable to the Administrator; (iii) through the delivery of Shares that have been outstanding for at least six months (unless the Administrator provides a shorter period) and that have a fair market value equal to the exercise price, (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price, (v) by other means acceptable to the Administrator, or (vi) through any combination of the foregoing. In the event that this Stock Option is exercised by an Option Holder other than the Participant, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise this Stock Option.

4.	RESTRICTIONS ON TRANSFER OF SHARES.

If at the time this Stock Option is exercised the Company or any of its shareholders is a party to any agreement restricting the transfer of any outstanding shares of the Company’s common stock, the Administrator may provide that this Stock Option may be exercised only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement or agreements specified by the Administrator).

5.	WITHHOLDING; AGREEMENT TO PROVIDE SECURITY.

If at the time this Stock Option is exercised the Company determines that under applicable law and regulations it could be liable for the withholding of any federal or state tax upon exercise or with respect to a disposition of any Shares acquired upon exercise of this Stock Option, this Stock Option may not be exercised unless the person exercising this Stock Option remits to the Company any amounts determined by the Company to be required to be withheld upon exercise (or makes other arrangements satisfactory to the Company for the payment of such taxes).

6.	NONTRANSFERABILITY OF STOCK OPTION.

This Stock Option is not transferable by the Participant otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

7.	PROVISIONS OF THE PLAN.

This Stock Option is subject to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Stock Option has been furnished to the Participant. By exercising all or any part of this Stock Option, the Participant agrees to be bound by the terms of the Plan and this certificate. All initially capitalized terms used herein will have the meaning specified in the Plan, unless another meaning is specified herein.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

ZALICUS INC.

By:
Name:
Title:

Acknowledged and agreed:

Name:

Address:

[Signature Page to Nonstatutory Stock Option Agreement]